Exhibit 99.1

Reliance Steel & Aluminum Co. Reports 2012 Third Quarter Financial Results

  EPS of $1.30, up 15% year-over-year
  Sales of $2.06 billion, down 4% year-over-year
  Tons sold up 2% year-over-year
  Anticipates Q4 2012 EPS of $.90 - $1.00

LOS ANGELES--(BUSINESS WIRE)--October 25, 2012--Reliance Steel & Aluminum Co. (NYSE:RS) today reported its financial results for the third quarter and nine months ended September 30, 2012.

Third Quarter 2012 Financial Highlights

  Sales were $2.06 billion, down 3.9% from $2.14 billion in the third quarter of 2011 and down 7.0% from $2.21 billion in the second quarter of 2012. Tons sold were up 2.0% from the third quarter of 2011 and down 3.5% from the second quarter of 2012.
  Net income was $98.1 million, up 15.5% from $84.9 million in the third quarter of 2011 and down 9.8% from $108.8 million in the second quarter of 2012.
  Earnings per diluted share were $1.30, up 15.0% from $1.13 in the third quarter of 2011 and down 9.7% from $1.44 in the second quarter of 2012.
  The 2012 third quarter financial results include in cost of sales a pre-tax LIFO credit, or income, of $27.0 million, compared with a pre-tax LIFO charge, or expense, of $22.5 million for the third quarter of 2011 and a credit of $7.5 million for the second quarter of 2012.
  Cash flow from operations was $247.6 million in the 2012 third quarter.
  Quarterly dividend rate was increased to $.25 per share, an increase of 67%.

Management Commentary

“Overall demand in the third quarter was in-line with expectations after taking into account normal seasonal fluctuations and one less shipping day compared to the prior quarter and same period last year,” said David H. Hannah, Chairman and CEO of Reliance. “Driven mostly by increased sales of our stainless steel and aluminum products, as well as contributions from our 2011 and 2012 acquisitions, total tons sold increased 2.0% over last year’s third quarter. Additionally, our sales related to the auto industry through our toll processing operations were up significantly compared to last year. However, our net sales reflect downward pressure on pricing, as our average price per ton sold fell 3.8% sequentially and 6.3% year-over-year. While we expected economic uncertainty to continue as we entered the third quarter, price decreases in the quarter were greater than expected for all of our products. Similar to last quarter, pricing trends for our products were supply—not demand—driven, as underlying cost inputs at the producer level continued to decrease, imports remained at high levels and domestic overcapacity persisted. As such, sales momentum continued to decelerate in the quarter relative to the second quarter of 2012. On a year-to-date basis, our tons sold are up 8.5%, operating income is up 13.7%, net income of $323.1 million is up 17.1%, and earnings per diluted share of $4.28 were up 16.3%.”

Mr. Hannah continued, “Looking at our balance sheet, Reliance continues to operate from a position of financial strength. At September 30, 2012, our net debt-to-total capital ratio improved to 26.4% with $788 million available on our $1.5 billion credit facility. Moreover, our cash flow from operations was $247.6 million during the 2012 third quarter. The liquidity available on our credit facility provides ample room to re-invest in our business and create long-term shareholder value. In addition to completing the recent acquisitions of GH Metal Solutions, Inc. and Sunbelt Steel Texas, LLC, during the third quarter, we maintained our recently increased quarterly cash dividend of $0.25 per share.”

Third Quarter 2012 Business Metrics

(tons in thousands)
	Q3 2012	Q2 2012	Sequential Quarter Change	Q3 2011	Year-Over-Year change
Tons sold	1,106	1,146	(3.5%)	1,084	2.0%

Avg. price per ton sold	$1,848	$1,921	(3.8%)	$1,973	(6.3%)

Third Quarter 2012 Major Commodity Metrics

	Tons Sold (tons in thousands; percent change)					Average Selling Price per Ton Sold (percent change)
	Q3 2012 Tons Sold	Q2 2012 Tons Sold	Sequential Quarter Change	Q3 2011 Tons Sold	Year-Over- Year Change	Sequential Quarter Change	Year-Over- Year Change
Carbon steel	887	921	(3.7%)	876	1.3%	(4.7%)	(8.2%)
Aluminum	59	62	(4.8%)	57	3.5%	(2.5%)	(5.7%)
Stainless steel	59	60	(1.7%)	53	11.3%	(3.7%)	(9.3%)
Alloy	74	77	(3.9%)	77	(3.9%)	(4.2%)	1.4%

End-market Commentary

Relative strength in aerospace, energy (oil and gas), farm and heavy equipment, and auto (through the Company’s toll processing business), continue to offset weakness in non-residential construction.

  Commercial aerospace, consistent with the first half of 2012, continues to perform well, led by strength in both demand and pricing.
  Energy (oil and gas) continues to be among the Company’s strongest end-markets. Demand, while still solid, has softened compared to the first half of the year. Pricing has also weakened.
  Heavy industry performed well in the third quarter of 2012, albeit at a slower pace than the first half of 2012, due partly to increasingly conservative inventory management among industry OEM’s, as well as a general slowing in the industrial economy.
  Automotive, supported by the company’s toll processing businesses in the U.S. and Mexico, exhibited robust demand in the third quarter.
  Non-residential construction continued to show signs of a recovery, although at significantly reduced demand levels from its peak in 2006. Consistent with the first half of 2012, North American industrial construction related to manufacturing and energy continued to exhibit the most improvement.

Balance Sheet & Liquidity

As of September 30, 2012, total debt outstanding at quarter end was $1.37 billion, or a net debt-to-total capital ratio of 26.4%. The Company currently has $788 million available on its $1.5 billion credit facility. The Company is pleased with its overall financial position and believes it has sufficient liquidity and financial flexibility to continue executing on its growth strategy and enhancing shareholder returns.

Corporate Developments

Effective October 1, 2012, Reliance completed the acquisition of all the outstanding capital stock of GH Metal Solutions, Inc. (formerly known as Gas House, Inc.), a value added processor and fabricator of carbon steel products located in Fort Payne, Alabama. For the year 2011, GH’s sales were approximately $44 million.

Effective October 1, 2012, Reliance acquired all the outstanding limited liability company interests of Sunbelt Steel Texas, LLC (“Sunbelt”), a value added distributor of special alloy steel bar and heavy-wall tubing products to the oil and gas industry. Sunbelt was founded in 1986 and is now headquartered in Houston, Texas with an additional location in Lafayette, Louisiana. Net sales of Sunbelt for the year 2011 were approximately $48 million.

On July 24, 2012, Reliance’s Board of Directors increased the Company’s regular quarterly cash dividend by 67% to $.25 per share of common stock from $.15 per share for the first and second quarters of 2012. The new quarterly cash dividend rate is more than double the 2011 rate.

On October 23, 2012, the Board of Directors declared a regular quarterly cash dividend of $0.25 per share of common stock. The dividend is payable on December 20, 2012 to shareholders of record November 29, 2012. The Company has increased its dividend 18 times since its initial public offering in 1994 and has paid regular quarterly dividends for 53 consecutive years.

Business Outlook

The Company expects that global economic uncertainty will continue to impact the industry in the fourth quarter. In addition, fewer shipping days because of the holidays and extended holiday-related closures at various of our customers will lower our tons sold in the fourth quarter as compared to the 2012 third quarter, which is a normal seasonal trend. Carbon steel prices are still fragile, while stainless and aluminum prices are anticipated to increase slightly. As a result, for the fourth quarter ending December 31, 2012, management currently expects earnings per diluted share to be in the range of $.90 to $1.00.

Conference Call Details

A conference call and simultaneous webcast to discuss third quarter financial results and business outlook will be held today, October 25, 2012, at 11:00 a.m. Eastern / 8:00 a.m. Pacific. David Hannah, Reliance Steel & Aluminum Co.'s Chairman of the Board and Chief Executive Officer, Gregg Mollins, President and Chief Operating Officer and Karla Lewis, Executive Vice President and Chief Financial Officer, will host the call. To listen to the live call by telephone, please dial (973) 413-6104 approximately 10 minutes prior to the start time and use the conference entry code: 1799. Additionally, a live webcast of the call will be available on Reliance Steel & Aluminum Co.’s web site at www.rsac.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register and to download and install any necessary audio software.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 1:30 p.m. Eastern Time until 11:59 p.m. Eastern Time on Thursday, November 8, 2012 by dialing (973) 528-0005 and entering the conference entry code: 1799. The webcast will remain posted on the investor relations portion of Reliance’s web site at www.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 220 locations in 38 states and Australia, Belgium, Canada, China, Malaysia, Mexico, Singapore, South Korea, the U.A.E. and the United Kingdom, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.

Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2012 “Fortune 500” List and the 2012 Fortune List of “The World’s Most Admired Companies.”

This release may contain forward-looking statements. Actual results and events may differ materially as a result of a variety of factors, many of which are outside of Reliance Steel & Aluminum Co.’s control. Risk factors and additional information are included in Reliance Steel & Aluminum Co.’s reports on file with the Securities and Exchange Commission, including Reliance Steel & Aluminum Co.’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012.

UNAUDITED SELECTED FINANCIAL DATA
(in millions, except share and per share amounts)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
Income Statement Data:
Net sales	$2,055.3	$2,138.6	$6,553.3	$6,100.8
Gross profit[1]	535.3	493.9	1,682.5	1,511.0
Operating income	152.6	140.1	523.4	460.5
Pre-tax income	143.8	118.6	488.1	413.2
Net income attributable to Reliance	98.1	84.9	323.1	275.9
Diluted earnings per share attributable to Reliance shareholders	$1.30	$1.13	$4.28	$3.68
Weighted average shares outstanding – diluted	75,710,040	74,963,127	75,549,903	75,046,689
Gross profit margin[1]	26.0%	23.1%	25.7%	24.8%
Operating income margin	7.4%	6.6%	8.0%	7.5%
Pre-tax income margin	7.0%	5.5%	7.4%	6.8%
Net income margin - Reliance	4.8%	4.0%	4.9%	4.5%
Cash dividends per share	$0.25	$0.12	$0.55	$0.36

	September 30,	December 31,
	2012	2011*
Balance Sheet and Other Data:
Current assets	$2,580.2	$2,274.7
Working capital	1,880.3	1,698.3
Property, plant and equipment, net	1,174.7	1,105.5
Total assets	6,030.4	5,605.9
Current liabilities	699.9	576.4
Long-term debt	1,278.8	1,319.0
Total Reliance shareholders’ equity	3,475.1	3,143.9
Capital expenditures (year-to-date)	137.4	156.4
Cash provided by operations (year-to-date)	268.8	234.8
Net debt-to-total capital[2]	26.4%	28.4%
Return on Reliance shareholders’ equity[3]	12.4%	12.2%
Current ratio	3.7	3.9
Book value per share[4]	$46.03	$41.92

* Amounts were derived from audited financial statements.

1 Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. The majority of our orders are basic distribution with no processing services performed. For the remainder of our sales orders, we perform “first-stage” processing which is generally not labor intensive as we are simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, are not significant and are excluded from our cost of sales. Therefore, our cost of sales is primarily comprised of the cost of the material we sell. We use gross profit and gross profit margin as shown above as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as fluctuations in our gross profit margin can have a significant impact on our earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.

2 Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance shareholders’ equity plus total debt (net of cash).

3 Calculations are based on the latest twelve months net income attributable to Reliance and beginning total Reliance shareholders’ equity.

4 Book value per share is calculated as total Reliance shareholders’ equity divided by outstanding common shares.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except share amounts)

ASSETS
	September 30, 2012	December 31, 2011*
Current assets:
Cash and cash equivalents	$120.6	$84.6
Accounts receivable, less allowance for doubtful accounts of $23.5 at September 30, 2012 and $22.2 at December 31, 2011	978.5	896.2
Inventories	1,382.5	1,212.8
Prepaid expenses and other current assets	31.6	47.8
Income taxes receivable	33.3	--
Deferred income taxes	33.7	33.3
Total current assets	2,580.2	2,274.7
Property, plant and equipment:
Land	148.3	145.8
Buildings	677.5	656.8
Machinery and equipment	1,097.0	982.9
Accumulated depreciation	(748.1)	(680.0)
	1,174.7	1,105.5

Goodwill	1,281.2	1,244.3
Intangible assets, net	909.9	895.9
Cash surrender value of life insurance policies, net	37.9	41.9
Investments in unconsolidated entities	16.8	16.2
Other assets	29.7	27.4
Total assets	$6,030.4	$5,605.9

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$381.9	$335.2
Accrued expenses	84.1	54.0
Accrued compensation and retirement costs	103.9	111.0
Accrued insurance costs	41.2	42.1
Current maturities of long-term debt and short-term borrowings	88.8	12.2
Income taxes payable	--	21.9
Total current liabilities	699.9	576.4
Long-term debt	1,278.8	1,319.0
Long-term retirement costs	88.7	88.6
Other long-term liabilities	27.3	30.1
Deferred income taxes	450.2	439.8
Commitments and contingencies
Equity:
Preferred stock, no par value:
Authorized shares — 5,000,000
None issued or outstanding	--	--
Common stock, no par value:
Authorized shares — 200,000,000
Issued and outstanding shares – 75,540,898 at September 30, 2012 and 75,007,694 at December 31, 2011, stated capital	694.9	657.1
Retained earnings	2,776.5	2,495.6
Accumulated other comprehensive gain (loss)	3.7	(8.8)
Total Reliance shareholders’ equity	3,475.1	3,143.9
Noncontrolling interests	10.4	8.1
Total equity	3,485.5	3,152.0
Total liabilities and equity	$6,030.4	$5,605.9

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
Net sales	$2,055.3	$2,138.6	$6,553.3	$6,100.8

Costs and expenses:
Cost of sales (exclusive of depreciation
and amortization shown below)	1,520.0	1,644.7	4,870.8	4,589.8
Warehouse, delivery, selling, general and administrative	345.4	319.6	1,049.8	951.8
Depreciation and amortization	37.3	34.2	109.3	98.7
	1,902.7	1,998.5	6,029.9	5,640.3

Operating income	152.6	140.1	523.4	460.5

Other income (expense):
Interest	(14.7)	(15.0)	(44.2)	(45.1)
Other income (expense), net	5.9	(6.5)	8.9	(2.2)
Income before income taxes	143.8	118.6	488.1	413.2
Income tax provision	44.4	32.3	160.6	133.1
Net income	99.4	86.3	327.5	280.1
Less: Net income attributable to noncontrolling interests	1.3	1.4	4.4	4.2
Net income attributable to Reliance	$98.1	$84.9	$323.1	$275.9

Earnings per share:
Diluted earnings per common share attributable to Reliance shareholders	$1.30	$1.13	$4.28	$3.68

Basic earnings per common share attributable to Reliance shareholders	$1.30	$1.13	$4.30	$3.69

Cash dividends per share	$0.25	$0.12	$0.55	$0.36

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Nine Months Ended September 30,
	2012	2011
Operating activities:
Net income	$327.5	$280.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	109.3	98.7
Deferred income tax benefit	(2.8)	(3.8)
Gain on sales of property, plant and equipment	(3.1)	(2.6)
Equity in earnings of unconsolidated entities	(1.6)	(1.6)
Dividends received from unconsolidated entities	1.0	2.5
Share-based compensation expense	17.2	16.4
Tax deficit from share-based compensation	—	0.2
Net loss from life insurance policies and other investments	2.1	3.8
Changes in operating assets and liabilities (excluding effects of businesses acquired):
Accounts receivable	(60.6)	(270.7)
Inventories	(136.9)	(294.6)
Prepaid expenses and other assets	(16.3)	29.3
Accounts payable and other liabilities	33.0	159.6
Net cash provided by operating activities	268.8	17.3

Investing activities:
Purchases of property, plant and equipment	(137.4)	(112.7)
Acquisitions of metals service centers, net of cash acquired	(83.0)	(306.5)
Proceeds from sales of property, plant and equipment	6.7	9.1
Net investment in marketable securities	(1.1)	--
Net investment in life insurance policies	(1.8)	--
Net proceeds from redemptions of life insurance policies	2.8	3.6
Net cash used in investing activities	(213.8)	(406.5)

Financing activities:
Net short-term debt repayments	(28.1)	(102.8)
Proceeds from long-term debt borrowings	531.0	913.0
Principal payments on long-term debt	(497.9)	(379.5)
Debt issuance costs	—	(7.3)
Payments to noncontrolling interest holders	(2.1)	(2.6)
Dividends paid	(41.3)	(26.9)
Tax deficit from share-based compensation	—	(0.2)
Exercise of stock options	20.6	9.6
Net cash (used in) provided by financing activities	(17.8)	403.3
Effect of exchange rate changes on cash	(1.2)	4.1
Increase in cash and cash equivalents	36.0	18.2
Cash and cash equivalents at beginning of year	84.6	72.9
Cash and cash equivalents at end of period	$120.6	$91.1

Supplemental cash flow information:
Interest paid during the period	$35.6	$33.8
Income taxes paid during the period	$218.6	$111.5

Non-cash investing and financing activities:
Debt assumed in connection with acquisitions of metals service centers	$29.5	$104.8

CONTACT:
Reliance Steel & Aluminum Co.
Brenda Miyamoto
Investor Relations
(213) 576-2428
investor@rsac.com
or
Addo Communications
(310) 829-5400